Exhibit 99.1

NEWS RELEASE		Dorchester Minerals, L.P.

Release Date:	January 12, 2024	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Appointment of Manager to Board of Managers

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today that it received notification from Yelar Partners, L.L.P. that it has appointed Ms. Lesley Carver, to succeed Mr. Raley as its appointed manager of the board of managers of Dorchester Minerals Management GP LLC, the general partner of the Partnership’s general partner (the “Board”), effective January 10, 2024.

Casey McManemin, Chairman of the Board, stated, “We are pleased to welcome Ms. Carver as a new appointed manager. Her diverse financial, operational and technical experience will be a significant asset to our board, and she will bring a new perspective to our oversight and decision-making processes.”

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute “forward-looking statements” as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership’s filings with the Securities and Exchange Commission.